UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
N-ABLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) Per Exchange Act Rules 14a-6(i)(1) and 0-11.

N-able, Inc.
30 Corporate Drive, Suite 400
Burlington, Massachusetts 01803
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2023
To the Stockholders of N-able, Inc.:
The annual meeting of stockholders for N-able, Inc. will be held on Wednesday, May 24, 2023 at 9:00 a.m. Eastern Time. The annual meeting of stockholders will be a completely “virtual” meeting. You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/NABL2023 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
The purposes of the meeting are:

1.	To elect three Class II directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two); and
3.	To transact such other business as may properly come before the annual meeting.
Our board of directors has fixed the close of business on March 31, 2023 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 12, 2023.

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the meeting, please promptly vote your shares either over the Internet, by telephone, or by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2023 AT 9:00 A.M. EASTERN TIME IN A LIVE WEBCAST AT www.virtualshareholdermeeting.com/NABL2023: THIS PROXY STATEMENT AND 2022 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

By order of the Board of Directors,
John Pagliuca
President, Chief Executive Officer and Director
Burlington, Massachusetts
Date: April 12, 2023

N-able, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 24, 2023

N-able, Inc.
30 Corporate Drive
Suite 400
Burlington, Massachusetts 01803
(781) 328-6490
PROXY STATEMENT
FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held virtually at www.virtualshareholdermeeting.com/NABL2023 on Wednesday, May 24, 2023 at 9:00 a.m. Eastern Time. On or about April 12, 2023, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials, or Notice, or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or the 2022 Annual Report, and an accompanying proxy card.
In this proxy statement, “Company,” “we,” “us” and “our” refer to N-able, Inc. and its consolidated subsidiaries. The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo UGP, LLC, the ultimate general partner of the Thoma Bravo Funds, and, unless the context otherwise requires, its affiliated entities, including Thoma Bravo, L.P., the management company of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and their respective affiliates.
Why am I receiving these materials?
You have received these proxy materials because our board of directors, or Board, is soliciting your proxy to vote your shares at the annual meeting of stockholders. You are invited to attend the annual meeting (which will take place through a live webcast, by visiting www.virtualshareholdermeeting.com/NABL2023) to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the annual meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2022 Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
How can I attend the annual meeting?
The meeting will be held virtually on Wednesday, May 24, 2023 at 9:00 a.m. Eastern Time, through a live webcast on the website www.virtualshareholdermeeting.com/NABL2023. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the virtual meeting.
Why are we holding the annual meeting virtually?
We are excited to be using the latest technology to provide expanded access, improved communication and cost savings for our stockholders while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, in light of the potential change in pandemic conditions and as part of our effort to maintain a safe and healthy environment for our directors, officers, and stockholders who wish to attend the annual meeting, we believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. It also reduces our costs and in a small way the carbon footprint of our activities.
Who is entitled to vote?
Holders of our common stock at the close of business on March 31, 2023 are entitled to vote. We refer to March 31, 2023 in this proxy statement as the “record date.”
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 182,037,721 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. You are also invited to attend the annual meeting via live webcast on the website: www.virtualshareholdermeeting.com/NABL2023. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other holder of record.
How do I vote?
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast, even if you have already voted by proxy.
•By Internet. To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 23, 2023, the day prior to the annual meeting.
•By telephone. To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 23, 2023, the day prior to the annual meeting.
•By mail. To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on May 23, 2023, the day prior to the annual meeting.
•At the annual meeting. To vote virtually during the live webcast of the annual meeting, please follow the instructions for attending and voting at the annual meeting posted at  www.virtualshareholdermeeting.com/NABL2023. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the annual meeting.
If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. To vote virtually during the live webcast of the annual meeting, you must obtain a valid proxy from your bank, broker or other holder of record. Follow the instructions from your bank, broker or other holder of record, included with these proxy materials, or contact your bank, broker or other holder of record to request a proxy form.

Can I ask questions at the annual meeting?
Yes. You will be afforded the opportunity to participate in the annual meeting by asking questions via the Internet at www.virtualshareholdermeeting.com/NABL2023. Through the online forum, you will be able to submit questions in writing in advance of the day of the annual meeting, vote and obtain copies of the proxy materials. In order to submit questions via the online forum, you will need your company number and control number included on your proxy card or in the instructions that accompany your proxy materials. As part of the annual meeting, we will hold a Q&A session, during which we intend to answer pertinent questions submitted prior to the annual meeting, as time permits.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:
•submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•sending a timely written notice of revocation to Corporate Secretary, N-able, Inc., 30 Corporate Drive, Suite 400, Burlington, Massachusetts 01803; or
•attending the annual meeting and voting virtually during the live webcast.
If you hold shares in street name, you may do this by:
•submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or
•obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares virtually at the annual meeting.
Please note that simply attending the meeting will not, by itself, revoke your proxy.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on two items:
•the election of three Class II directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2026 annual meeting of stockholders (Proposal One); and
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:
•vote FOR the election of the director nominee; or
•vote WITHHOLD with respect to the election of the director nominee.

The three nominees for director receiving the most FOR votes shall be elected to the Board. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:
•reduce the number of directors that serve on the Board; or
•designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
How does the Board recommend that I vote?
The Board recommends a vote:
•FOR each of the director nominees; and
•FOR the ratification of the appointment of our independent registered public accounting firm.
What happens if I do not give specific voting instructions?
If you either:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two. Proposal One in this proxy statement is considered a “non-routine matter.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on Proposal One. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two and your shares will constitute “broker non-votes” with respect to Proposal One and will have no effect on the election of directors.

We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:
•Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.
•Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker is generally empowered to vote. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and the 2022 Annual Report, to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2022 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2022 Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.
If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2022 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
How can I submit a proposal for the 2024 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2024 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 14, 2023. Stockholder proposals received after the close of business on December 14, 2023 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at N-able, Inc., 30 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2024 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2024 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2024 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2024 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at N-able, Inc., 30 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, Attention: Corporate Secretary not less than 90 days (February 24, 2024) nor more than 120 days (January 25, 2024) in advance of the anniversary of our 2023 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2024 annual meeting of stockholders. Our bylaws are available on the “Governance” portion of our website at investors.n-able.com or may be obtained by writing to our Corporate Secretary. In addition to satisfying advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024, which is 60 days prior to the anniversary date of the 2023 annual meeting of stockholders. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2024 annual meeting of stockholders. Such requests and all notices of proposals and director nominations by stockholders should be sent to N-able, Inc., 30 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of seven directors and is divided into three classes with staggered three-year terms. The Board currently has two directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class II directors, Michael Bingle, Darryl Lewis and Cam McMartin, will expire at this year's annual meeting of stockholders. Each of our current Class II directors is standing for election. The term of office of our Class III directors, Ann Johnson and Michael Widmann, will expire at the 2024 annual meeting. The term of office of our Class I directors, William Bock and John Pagliuca, will expire at the 2025 annual meeting. There are no family relationships between any of our directors or executive officers.
Nominees for Election as Class II Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class II directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2026 annual meeting of stockholders or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Michael Bingle	50	Director	July 2021
Darryl Lewis	57	Director	July 2021
Cam McMartin	66	Director	July 2021
Mike Bingle. Mike Bingle has served as a member of our board of directors since July 16, 2021. Mr. Bingle is currently Vice Chairman of Silver Lake, which he joined in 2000. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management, L.P. Prior to Apollo, he worked in the Investment Banking Division of Goldman, Sachs & Co. Mr. Bingle serves on the boards of directors of Achievers Holdings, Inc., Blackhawk Network Holdings, Inc., and SoFi Technologies, Inc. (NASDAQ: SOFI). He also serves on the Board of Trustees of Duke University and as a member of the Council on Foreign Relations. Previously, Mr. Bingle was a director of Ameritrade Holding Corp. (NYSE:AMTD), Ancestry.com LLC, Credit Karma, Inc., Datek Online Holdings, Inc., Fanatics Holdings, Inc., Gartner, Inc. (NYSE:IT), Gerson Lehrman Group, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., Mercury Payment Systems, SolarWinds (NYSE: SWI) and Virtu Financial, Inc. (NASDAQ: VIRT). Mr. Bingle received a B.S.E. in Biomedical Engineering from Duke University. Our Board believes that Mr. Bingle’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Darryl Lewis. Darryl Lewis has served as a member of our board of directors since July 16, 2021. Mr. Lewis is currently an Operating Partner at Banneker Partners, where he has served in that capacity since March 2019. Mr. Lewis previously served as the Chief Technology Officer for STATS, a Vista Equity Partners portfolio company, from June 2015 to June 2017. Prior to STATS, he was the Managing Director of Product & Technology for Vista Equity Partners from June 2013 to June 2015, where he led technology due diligence and portfolio-wide value creation, collaborating closely with management teams across Vista’s entire portfolio. Earlier in his career, Mr. Lewis held a number of management positions at Microsoft Corporation across multiple products and divisions. Mr. Lewis holds a B.S. in Computer Science from the University of Wisconsin. Our Board believes that Mr. Lewis’s industry experience and overall knowledge of our business qualify him to serve as a director.
Cam McMartin. Cam McMartin has served as a member of our board of directors since July 16, 2021. From December 2019 through June 2021 he served as a board member and a company and fund advisor of Thoma Bravo Advantage. Mr. McMartin served as the Chief Operating Officer of SailPoint Technologies Holdings, Inc. from May 2019 to December 2019, as the Chief Financial Officer from 2011 to May 2019 and as the Interim Chief Financial Officer from August 2021 through March 2022. Mr. McMartin formerly served as Managing Director and Chief Financial Officer for CenterPoint Ventures, a $425 million venture capital group. Before CenterPoint Ventures, Mr. McMartin held senior financial and operating positions with a number of corporations, including Senior VP, Operations at Dazel, Member, Office of the Chief Executive and Chief Financial Officer of DataCard, and Chief Financial Officer at Convex Computer (NYSE: CNX). Mr. McMartin holds a B.A. in Business Administration from Trinity University and an M.B.A. from the University of Michigan. Our Board believes that Mr. McMartin’s extensive industry experience, along with his financial and cybersecurity expertise, qualify him to serve as a director.

Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
William Bock	72	Director	July 2021
Ann Johnson	57	Director	November 2021
John Pagliuca	46	President, Chief Executive Officer and Director	April 2021
Michael Widmann	34	Director	July 2021
Class III Directors (Terms Expire in 2024)
Ann Johnson. Ann Johnson has served as a member of our board of directors since November 3, 2021. Ms. Johnson has been Corporate Vice President of SCI Business Development at Microsoft since 2018, prior to which she served as VP – Enterprise Cybersecurity, from 2017-2018 and GM – Enterprise Cybersecurity Group from 2015-2017. Ms. Johnson oversees the investment and strategic partner strategy roadmap for security, compliance, and identity for one of the largest tech companies on our planet to help organizations become operationally resilient on their digital transformation journey and unlock capabilities of Microsoft’s intelligent cloud and next generation AI. Ms. Johnson is a member of the board of advisors for FS-ISAC (The Financial Services Information Sharing and Analysis Center), an advisory board member for EWF (Executive Women’s Forum on Information Security, Risk Management & Privacy), and an advisory board member for HYPR Corp. Ms. Johnson recently joined the board of advisors for Cybersecurity Ventures. Our Board believes that Ms. Johnson’s industry experience and cybersecurity expertise qualify her to serve as a director.
Michael Widmann. Michael Widmann has served as a member of our board of directors since July 16, 2021. Mr. Widmann is currently a Managing Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of SolarWinds (NYSE:SWI) and TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College. Our Board believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.
Class I Directors (Terms Expire in 2025)
William Bock. William Bock has served as Chairman of the board of directors of N-able since July 16, 2021. Mr. Bock has served as a board director and advisor for a number of technology companies since his retirement from Silicon Laboratories Inc., or Silicon Labs, (NASDAQ: SLAB) in 2016. Mr. Bock previously served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the board of directors of Silicon Labs and SailPoint Technologies and is Board Chairman of SolarWinds (NYSE:SWI). He previously served on the board of directors of Convio (NASDAQ: CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University. Our Board believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.
John Pagliuca. has served as our Chief Executive Officer and director since April 2021. Mr. Pagliuca brings over 20 years of leadership experience to his role, with a significant focus in the software and SaaS industry. Mr. Pagliuca previously served as the Executive Vice President and Division President, N‑able (formerly SolarWinds MSP) since January 2020. Mr. Pagliuca previously served as Executive Vice President & General Manager, N-able from January 2019 to January 2020 and Senior Vice President, General Manager, N-able from November 2016 to January 2019. Mr. Pagliuca joined N-able with the acquisition of LogicNow in May 2016, where he served as Chief Financial Officer from July 2015 to November 2016 and Vice President of Finance and Operations from February 2013 to July 2015. Prior to joining LogicNow, he served as the Vice President of Finance and Operations at Airvana. He holds a B.S. in Accounting from Babson College.  Our Board believes that Mr. Pagliuca’s financial and business expertise, his extensive experience working with software and other SaaS companies and his daily insight into corporate matters as our principal executive officer make him well-qualified to serve as a director.

Required Vote and Recommendation of the Board for Proposal One
You may vote “FOR,” or “WITHHOLD” on this proposal. The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our nominating and corporate governance committee has recommended, and our Board has approved, Michael Bingle, Darryl Lewis and Cam McMartin as nominees for election as Class II directors at the annual meeting. If elected, Messrs. Bingle, Lewis and McMartin will serve as Class II directors until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified.

Our Board recommends that you vote FOR Messrs. Bingle, Lewis and McMartin.

CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Currently, our Board consists of seven persons, six of whom qualify as “independent” under the listing standards of The New York Stock Exchange, or NYSE. Of our seven directors, one identifies as a woman, one identifies as African American or Black and one identifies as LGBTQ+. The number of directors is fixed by our Board, subject to the terms of our third amended and restated certificate of incorporation, or charter, amended and restated bylaws, or bylaws, and stockholders’ agreement dated July 19, 2021, as amended, or stockholders’ agreement.
Pursuant to the terms of the stockholders’ agreement, described more fully under “Certain Relationships and Related Party Transactions—The Sponsors as our Controlling Shareholders,” the Sponsors are be entitled to nominate members of our board of directors as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of our common stock, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of our common stock, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of our common stock, affiliates of Silver Lake will be entitled to nominate one director; and
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of our common stock, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of our common stock, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate one director.
Notwithstanding the foregoing, the Silver Lake Funds and the Thoma Bravo Funds will each be entitled to nominate three directors only if the total number of directors (inclusive of the number of directors nominated by the Silver Lake Funds and the Thoma Bravo Funds) exceeds seven directors.
The Sponsors have agreed to vote their shares in favor of the directors nominated as set forth above. Currently, the nominees of the Silver Lake Funds serving on our Board are Messrs. Bingle and Widmann. As previously disclosed, Mr. Hoffmann and Ms. Weston resigned from our board on November 2, 2022. Thoma Bravo has informed the Company that the resignations are related to Thoma Bravo’s proactive efforts to comply with the interlocking directorate provisions of Section 8 of The Clayton Antitrust Act of 1914. Thoma Bravo retains the right to nominate directors as described above.
Board Leadership
Our corporate governance guidelines do not require the separation of our Chairman of the Board and Chief Executive Officer positions. However, since our formation, the Board has had a non-executive Chairman, currently Mr. Bock. By separating these roles, the Board believed that Mr. Pagliuca would be able to focus on executing the Company’s strategy as our President and Chief Executive Officer, and Mr. Bock would be able to devote his attention to matters of Board oversight and governance. Mr. Bock brings considerable skills and experience to the role of Chairman. In this capacity, he has significant responsibilities, including calling and presiding over Board meetings, including meetings of the independent directors in executive sessions, setting meeting agendas and determining materials to be distributed to the Board. Our non-executive Chairman also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director. We believe that having an independent Chairman currently provides the most effective leadership model for the Company and when combined with the role of our independent committee chairs, creates an environment that is conducive to objective evaluation and oversight of management’s performance.
Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function primarily through our nominating and corporate governance committee. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our nominating and corporate governance committee is responsible for our general risk management strategy, monitoring and assessing the most significant risks facing us and overseeing the implementation of risk mitigation strategies by management. Our nominating and corporate governance committee also monitors and assesses the effectiveness of our corporate governance guidelines and our policies, plans and programs relating to cyber and regulatory risks associated with our business operations.
Our audit committee and compensation committee also are responsible for overseeing certain risks related to their responsibilities. Specifically, our audit committee receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm relating to financial risks. Our compensation committee monitors and evaluates whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking.
Our cybersecurity committee is responsible for overseeing our information technology systems and cybersecurity risks, including plans and programs relating to cyber and data security and legal and regulatory risks associated with our products and business operations.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks. Therefore, how our board administers its risk oversight function does not materially affect its choice of leadership structure as described under “Board Leadership” above.
Committees of Our Board of Directors
Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a cybersecurity committee, and may have such other committees as our Board may establish from time to time. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Pursuant to the terms of the stockholders’ agreement, unless the Sponsors waive such requirement, any new committees of our Board must include at least one director nominated by Silver Lake and at least one director nominated by Thoma Bravo, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our Board, with exceptions for requirements of law and stock exchange rules. Thoma Bravo does not currently have any designees on our Board. The charters for our audit committee, compensation committee, nominating and corporate governance committee and cybersecurity committee are available on the “Governance” portion of our website at investors.n-able.com.
The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Cybersecurity Committee
Michael Bingle		Member	Chair
William Bock		Chair	Member
Ann Johnson	Member			Member
Darryl Lewis	Member			Chair
Cam McMartin	Chair		Member	Member
John Pagliuca
Michael Widmann		Member
Audit Committee
Our audit committee currently consists of Ms. Johnson and Messrs. Lewis and McMartin. Mr. McMartin serves as chair of our audit committee. Our board of directors has determined that each member of the audit committee, satisfies the requirements for independence under the applicable rules and regulations of the SEC and listing standards of the NYSE, and each member of the audit committee, including Ms. Johnson, satisfies the requirements for financial literacy under the applicable rules and regulations of the SEC and listing standards of the NYSE. Mr. McMartin serves as the chair of our audit committee. Mr. McMartin qualifies as an “audit committee financial expert” as defined in the rules of the SEC and satisfies the financial expertise requirements under the listing standards of the NYSE.
Our audit committee is, among other things, responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;

•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing our policies on risk assessment and risk management;
•reviewing material related-party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee consists of Messrs. Bingle, Bock and Widmann. Mr. Bock serves as the chair of our compensation committee. Because we are a controlled company under the Sarbanes-Oxley Act and the rules of the NYSE, we are not required to have a compensation committee composed entirely of independent directors.
Our compensation committee is, among other things, responsible for:
•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Bingle, Bock and McMartin. Mr. Bingle serves as the chair of our nominating and corporate governance committee. Because we are a controlled company under the Sarbanes-Oxley Act and rules of the NYSE, we are not required to have a nominating and corporate governance committee composed entirely of independent directors.
Our nominating and corporate governance committee is, among other things, responsible for:
•identifying and recommending candidates for membership on our board of directors, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers; and
•overseeing the process of evaluating the performance of our board of directors; and assisting our board of directors on corporate governance matters.
Cybersecurity Committee
Our cybersecurity committee consists of Ms. Johnson and Messrs. Lewis and McMartin. Mr. Lewis serves as the chair of our cybersecurity committee.
Our cybersecurity committee is, among other things, responsible for providing oversight over:
•the effectiveness of our cybersecurity programs and other information technology programs and our practices for identifying, assessing and mitigating cybersecurity risks across our products, services and business operations;
•our controls, policies and guidelines to prevent, detect and respond to cyber-attacks or data breaches involving our products, services and business operations;
•our security strategy and technology planning processes;

•the safeguards used to protect the confidentiality, integrity, availability and resiliency of our products, services and business operations;
•our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;
•our compliance with applicable information security and data protection laws and industry standards, in relevant jurisdictions;
•our cybersecurity budget, investments, training and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs, including company-wide information and security training; and
•new or updated legal implications of security, data privacy and/or other regulatory or compliance risks to us or our products, services or business operations.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our Board has determined that each of Ms. Johnson and Messrs. Bingle, Bock, Lewis, McMartin and Widmann (comprising all of our directors other than Mr. Pagliuca) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Pagliuca) is “independent” as that term is defined under the listing standards of the NYSE. In addition, our Board previously determined that each of Michael Hoffmann and Kristin Nimsger Weston, who each served on our Board in 2022 until their respective resignations on November 2, 2022 was “independent” (as that term is defined under the listing standards of the NYSE) at the time he or she served as a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence and eligibility to serve on the committees of our Board, including the transactions described in “Certain Relationships and Related Party Transactions.”
Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Chairman, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 30 Corporate Drive, Suite 400, Burlington, Massachusetts, 01803 or general_counsel@n-able.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Board or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Nomination Procedures
The nominating and corporate governance committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions in accordance with the terms and requirements of the stockholders’ agreement. The nominating and corporate governance committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and corporate governance committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The nominating and corporate governance committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and corporate governance committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 30 Corporate Drive, Suite 400, Burlington, Massachusetts, 01803, and must include the following information:
•the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;

•the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;
•the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and
•any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 3.16 of our bylaws.
The nominating and corporate governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the nominating and corporate governance committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Our stockholders’ agreement provides the Sponsors with certain nomination rights. See “Corporate Governance—Certain Sponsor Rights” above for more information regarding these rights.
Board and Annual Meetings Attendance
During 2022, our Board held six meetings, our audit committee held four meetings, our compensation committee held four meetings and our nominating and corporate governance committee held five meetings. During 2022, each current director attended at least 75% of the aggregate of the total number of Board and committee meetings held during the period of such member’s service.
Directors are encouraged, but not required, to attend our annual meeting of stockholders. All of our current directors who were then serving as directors attended our 2022 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Messrs. Bock and Widmann served as members of the compensation committee in 2022. Michael Hoffmann served on our Compensation Committee until his resignation from our board in November 2022. None of the members of the compensation committee has at any time been one of our officers or employees. Except as set forth under “Certain Relationships and Related Party Transactions,” none of these members of the compensation committee has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or compensation committee.
Code of Business Ethics and Conduct
Our Board has adopted a code of business conduct and ethics for all employees, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct and our corporate governance guidelines are available on the “Governance” portion of our website at investors.n-able.com. To the extent and in the manner required by applicable rules of the SEC and NYSE, we intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

DIRECTOR COMPENSATION
2022 Director Compensation Table
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael Bingle	43,578	179,994	223,572
William Bock	99,995	179,994	279,989
Michael Hoffman(3)	34,345	179,994	214,339
Ann Johnson	46,500	179,994	226,494
Darryl Lewis	53,000	179,994	232,994
Cam McMartin	63,000	179,994	242,994
Kristin Nimsger Weston(3)	30,370	179,994	210,364
Michael Widmann	41,000	179,994	220,994
________________
(1)The amounts in this column represent the amounts paid in cash to our non-employee directors for board and committee service during the fiscal year ended December 31, 2022 under our non-employee director compensation policy, which is further described below under the caption “Narrative Disclosure to Director Compensation Table.” Ms. Johnson began serving on our Audit Committee on April 1, 2022. Mr. Bock served on our Audit Committee through March 31, 2022 and joined our Nominating and Corporate Governance Committee on December 1, 2022. Mr. Bingle joined our Compensation Committee on December 1, 2022.
(2)The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, based on the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. The RSUs were equity awards under our non-employee director compensation policy that were granted on the date of our 2022 annual meeting of stockholders, as further described below under the caption “Narrative Disclosure to Director Compensation Table.” As of December 31, 2022 each of our then serving non-employee directors had 18,662 shares of common stock underlying outstanding stock awards held by such director, other than Ms. Johnson, who had 17,130 shares of common stock underlying outstanding stock awards held by her. The 2022 awards granted to Mr. Hoffman and Ms. Weston were canceled upon their resignation from the Board as of November 2, 2022.
(3)Mr. Hoffmann and Ms. Weston served on our Board through November 2, 2022.
Narrative Disclosure to Director Compensation Table
Our board of directors has adopted a director compensation policy under which we pay a combination of cash and equity compensation to our non-employee directors for their services as directors or as members of committees of our board of directors. The following summary describes the material terms of our director compensation policy.
•Each director receives an annual cash retainer for service to our board of directors and an additional annual cash retainer for service on any committee of our board of directors or for serving as the chair of our board of directors or any of its committees, in each case, prorated for partial years of service, as follows:

	Board or Committee Member	Board or Committee Chair
Annual cash retainer	$35,000	$85,000
Additional annual cash retainer for the compensation committee	$6,000	$12,000
Additional annual cash retainer for the nominating and corporate governance committee	$4,000	$8,000
Additional annual cash retainer for the cybersecurity committee	$4,000	$8,000
Additional cash retainer for the audit committee	$10,000	$20,000

•Each of our non-employee directors was previously granted an award of restricted stock units representing the right to receive a number of shares of our common stock determined by dividing $360,000 by the per-share price of our common stock on the date of grant (an “Initial Award”). Each Initial Award will vest in equal annual installments on the on the first three anniversaries of the date of grant, subject to the director’s continued service through the applicable vesting date. On the date of the first meeting of our board of directors following each annual meeting of our stockholders, each director will be granted an award of restricted stock units representing the right to receive a number of shares of our common stock determined by dividing $180,000 by the per-share price of our common stock on the date of grant (an “Annual Award”). Each Annual Award will vest in full on the day immediately preceding the next annual meeting of our stockholders, subject to the director’s continued service through the vesting date. Each new director first appointed or elected to our board of directors will be granted an Initial Award at the first meeting of our board of directors following such appointment or election, provided that if such initial appointment or election occurs within six months before the next annual meeting of our stockholders the new director will not be eligible to receive an Annual Award following that annual meeting of stockholders.
•All equity awards granted to our non-employee directors under our 2021 Equity Incentive Plan that are then-outstanding will vest in full upon a Change in Control (as defined in the 2021 Equity Incentive Plan).
•Each director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.
Non-Employee Director Stock Ownership Guidelines
Effective as of the separation and distribution, our Board adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, as of January 1st of each year, each of our non-employee directors must retain an equity interest in the Company that is at least three times the base annual cash board retainer. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested restricted stock units, and unvested performance stock units, provided that the level of achievement has been certified by the compensation committee and such awards are subject only to further service-based vesting. With respect to non-employee directors that are designees of the Silver Lake Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Silver Lake Funds. With respect to non-employee directors that are designees of the Thoma Bravo Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Thoma Bravo Funds. For purposes of our stock ownership guidelines, the value of the equity interests held by a non-employee director is calculated based on the average closing stock price of one share of the our common stock as listed on the NYSE for the 30 calendar days preceding the determination date of January 1st of each year.
Each non-employee director shall have five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that a non-employee director no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in the annual cash board retainer, such non-employee director will have one year to regain the required equity interests. As of January 1, 2023, each of our non-employee directors was in compliance with our non-employee director stock ownership guidelines.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and will present such appointment to the stockholders for ratification at the annual meeting of stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the audit committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the audit committee may reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the year ended December 31, 2022.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2022	2021
Audit Fees	$1,502,502	$1,452,600
Audit-Related Fees	—	—
Tax Fees	—	8,500
Other Fees	5,400	5,400
Total	$1,507,902	$1,466,500

Audit Fees. Audit fees consist of professional services necessary to perform the audit of our annual financial statements and review of quarterly interim financial statements in accordance with the standards of the Public Company Accounting Oversight Board. It also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.
Audit-Related Fees. We did not incur any Audit-Related Fees during the years ended December 31, 2022 or 2021, respectively.
Tax Fees. Tax fees include services for tax compliance assistance.
Other Fees. Other fees consist of fees for accounting research software.
Pre-Approval of Audit and Non-Audit Services
The audit committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2022 were pre-approved by the audit committee.

The audit committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2022 audit, the audit committee:
•reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2022;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
•received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC.

                                SUBMITTED BY THE AUDIT COMMITTEE OF
                                THE BOARD OF DIRECTORS
Cam McMartin (Chair)
Ann Johnson
Darryl Lewis

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
John Pagliuca	46	President, Chief Executive Officer and Director
Tim O’Brien	36	Executive Vice President, Chief Financial Officer
Michael Adler	49	Executive Vice President, Chief Technology and Product Officer
Peter C. Anastos	61	Executive Vice President, General Counsel
Frank Colletti	49	Executive Vice President, Worldwide Sales
Kathleen Pai	39	Executive Vice President, Chief People Officer
John Pagliuca—For biographical information, see “Proposal One—Nominees for Election as Class I Directors.”
Tim O’Brien. Tim O’Brien has served as Divisional Chief Financial Officer, N-able (formerly SolarWinds MSP) since April 2020. Mr. O’Brien previously served as Vice President, Finance and Operations, N-able from May 2016 to April 2020. Mr. O’Brien joined SolarWinds with its acquisition of LogicNow in May 2016, where he served as Director, Finance and Operations. Prior to joining LogicNow, Mr. O’Brien held roles at Airvana and Teradyne. Mr. O’Brien holds a B.S. in Finance from Fairfield University.
Michael Adler. Michael Adler has served as Executive Vice President, Chief Technology and Product Officer, N-able (formerly SolarWinds MSP) since March 2021. Mr. Adler previously served as Chief Product Officer at RSA Security, a computer and network security company, from September 2020 to March 2021. Previously, he served as Vice President, Product at RSA Security from January 2016 to September 2020. Prior to joining RSA Security, Mr. Adler held roles at Constant Contact, Symantec, IMlogic and Switchboard, Inc. Mr. Adler holds an M.B.A. from Boston College and a B.S. in Math/Computer Science from Carnegie Mellon University.
Peter C. Anastos. Peter C. Anastos has served as Executive Vice President, General Counsel, N-able (formerly SolarWinds MSP) since March 2021. Mr. Anastos previously served as General Counsel of Access Information Management, an information management company, from November 2017 to March 2021. Previously, he served as Senior Vice President, General Counsel of Cynosure from June 2014 to July 2017. Mr. Anastos holds an A.B. in Government from Dartmouth College and a J.D. from Boston University School of Law.
Frank Colletti. Frank Colletti has served as Executive Vice President, Worldwide Sales, N-able (formerly SolarWinds MSP) since April 2020. Mr. Colletti previously served as Group Vice President, Worldwide Sales, N‑able beginning in August 2017 and as Vice President Sales, N-able from September 2013 to August 2017. Mr. Colletti previously held roles at N-able Technologies prior to its acquisition by SolarWinds in 2013 and Solidum. Mr. Colletti holds a B.B.A. from the University of Ottawa.
Kathleen Pai. Kathleen Pai has served as Executive Vice President, Chief People Officer, N-able (formerly SolarWinds MSP) since March 2021. She previously served as Senior Vice President, Chief People Officer, SolarWinds beginning in January 2020. Prior to joining SolarWinds, Ms. Pai served as Vice President, People at Ultimate Software, an HR software solutions and payroll company, from October 2016 until January 2020. Prior to joining Ultimate Software, Ms. Pai held roles at Carnival Cruise Line, Citrix Systems and Lockheed Martin. Ms. Pai serves on the Board of Directors and as the Chair of the Compensation Committee of LiveVox (NASDAQ: LVOX), a contact center software platform provider. Ms. Pai holds a M.B.A. from the University of Massachusetts – Amherst and a B.S. in Public Relations from the University of Florida.

EXECUTIVE COMPENSATION TABLES
Executive Compensation
Prior to the separation and distribution from SolarWinds on July 19, 2021, we operated as a business unit of SolarWinds and not as an independent company. Our compensation committee did not begin meeting until after the completion of the separation and distribution. As a result, SolarWinds determined the compensation of our executive officers for the portion of 2021 through July 19, 2021.
Summary Compensation Table
The following table presents 2021 and 2022 compensation information paid to or accrued for in the fiscal years indicated for our principal executive officer and our two other most highly compensated persons serving as executive officers as of the end of fiscal 2022. We refer to these executive officers as our “named executive officers” for fiscal 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Pagliuca(5)	2022	483,333	—	5,354,179	412,250	9,975	6,259,737
Chief Executive Officer	2021	465,833	—	8,593,025	416,575	11,400	9,486,833
Tim O’Brien	2022	350,833	—	2,462,919	241,400	12,200	3,067,353
Chief Financial Officer	2021	316,667	80,000(6)	3,437,200	231,528	11,400	4,076,795
Michael Adler(7)	2022	398,333	—	1,606,250	272,000	12,200	2,288,784
Chief Technology and Product Officer	2021	303,333	—	2,291,475	273,624	—	2,868,432
_______________
(1)Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect, from and after the separation and distribution.
(2)The amount reported in this column for fiscal 2021 and 2022 reflects the aggregate grant date fair value of PSUs and RSUs granted in July 2021 and February 2022, respectively. The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The maximum value for PSUs (as of the grant date), assuming the highest level of performance is achieved for such PSU, is provided for each executive in the table below.

PSUs Maximum Grant Date Fair Value ($)
	Mr. Pagliuca	Mr. O’Brien	Mr. Adler
2022	4,015,625	1,847,181	1,204,688
2021	6,444,769	2,577,900	1,718,606

(3)The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of N-able’s Bonus Plan, for 2022 and 2021. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table— Bonus Plan.”
(4)Includes employer contribution to such executive officer’s 401(k) retirement plan.
(5)Mr. Pagliuca also serves on our board of directors, but does not receive any additional compensation in his capacity as a director.
(6)The amount reported here for Mr. O’Brien reflects the bonus received in connection with his promotion to Chief Financial Officer of N-able and in recognition of his support of the separation and distribution.
(7)Mr. Adler joined N-able as our Chief Product and Technology Officer in March 2021. Mr. Adler’s base salary for 2021 was $390,000. Mr. Adler was paid his pro rata share of his base salary and certain other compensation for 2021, which amount is reflected in the table.
Narrative Disclosure to Summary Compensation Table
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. In connection with the Separation and Distribution, the SolarWinds’ compensation committee determined to enter into an employment agreement with each of the named executive officers that provided for base salary consistent with the historical approach, and which was further approved by our board of directors prior to the Separation and Distribution.

Following the separation and distribution on July 19, 2021, the annual base salary for each of Mr. Pagliuca, Mr. O’Brien and Mr. Adler was $475,000, $330,000 and $390,000, respectively.
The N-able compensation committee has made adjustments, and is expected to make future adjustments, to the base salary rates of the named executive officers upon consideration of any factors that it deems relevant, including, but not limited to, (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s individual performance, (iii) assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment, (iv) internal parity among other leaders in the company and (v) salaries for the comparable leadership position at similarly situated companies, as based on publicly available information or data published in nationally recognized compensation surveys. As of December 31, 2022, the annual base salary for each of Mr. Pagliuca, Mr. O’Brien and Mr. Adler was $485,000, $355,000 and $400,000, respectively.
Bonus Plan
N-able provides, and SolarWinds previously provided, our named executive officers with an opportunity to receive non-equity incentive payments under their respective bonus plans. Under the SolarWinds Corporation Bonus Plan, generally all employees at the level of Group Vice President and above were eligible to participate. Under the N-able, Inc. Bonus Plan (the “N-able Bonus Plan”), generally all employees are eligible to participate. Annual bonuses under both plans are earned through achievement of performance targets established by the applicable compensation committee, with the degree of performance achievement determining the bonus amount earned relative to the named executive officer’s target bonus amount. For 2021, such performance targets were established by SolarWinds’ compensation committee and maintained by N-able’s compensation committee. Participants in the bonus plan generally must be employed on the date the awards are actually paid in order to receive payment. The following description sets forth the basic framework for the calculation of bonuses under the bonus plans but the decision to pay a bonus and the amount of the bonuses paid under the plan was subject to the discretion of N-able’s compensation committee for 2021 and 2022.
Under the respective bonus plan, each named executive officer was assigned a target variable amount, either as a percentage of base salary or as a specified dollar amount. For 2021 and 2022, the performance measures for our named executive officers under the N-able Bonus Plan were Exit ARR and Adjusted EBITDA (the “Bonus Measures”). Adjusted EBITDA is defined as net income or loss, excluding amortization of acquired intangible assets and developed technology; depreciation expense; income tax expense (benefit); interest expense, net; unrealized foreign currency (gains) losses; acquisition related costs; spin-off costs; stock-based compensation expense and related employer-paid payroll taxes; and restructuring and other costs. Costs are not allocated related to indirect general and administrative costs (finance, human resources, legal and executive costs). Exit ARR is defined as annualized recurring revenue as of the end of the applicable fiscal year, calculated by multiplying the recurring revenue and related usage revenue, excluding the impact of credits and reserves, recognized during the final month of the reporting period from both long-term and month-to-month subscriptions by twelve. Adjusted EBITDA used for determining achievement of the Bonus Measures may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may be adjusted for foreign exchange rates and/or exclude certain items that we consider to be non-recurring in nature.
For 2021, the Bonus Measures were weighted 75% to Exit ARR and 25% to Adjusted EBITDA in computing the total bonus earned. Mr. Pagliuca’s target variable compensation under the N-able bonus plan, as continued from the SolarWinds bonus plan, was 100% of salary and the target bonus amounts for Mr. O’Brien and Mr. Adler were 80% of salary. Based upon N-able’s achieved Exit ARR of $364.3 million and Adjusted EBITDA of $113.5 million, the N-able compensation committee determined to fund executive bonuses for fiscal 2021 at 87.7% of each executive’s target amount, resulting in bonuses of $416,575, $231,528 and $273,624 for Mr. Pagliuca, Mr. O’Brien and Mr. Adler, respectively.
For 2022, initially the Bonus Measures were weighted 75% to Exit ARR and 25% to Adjusted EBITDA in computing the total bonus earned. At the time of determination of achievement for fiscal 2022, the compensation committee used its discretion to weight the Bonus Measures evenly between Exit ARR and Adjusted EBITDA, primarily to take into account the company’s response to changes in the macroeconomic environment subsequent to the establishment of Bonus Measures in February 2022. Mr. Pagliuca’s target variable compensation under the N-able bonus plan was 100% of salary and the target bonus amounts for Mr. O’Brien and Mr. Adler were 80% of salary. Based upon N-able’s achieved Exit ARR of $408.3 million and Adjusted EBITDA of $123.7 million, the N-able compensation committee determined to fund executive bonuses for fiscal 2022 at 85% of each executive’s target amount, resulting in bonuses of $412,250, $241,400 and $272,000 for Mr. Pagliuca, Mr. O’Brien and Mr. Adler, respectively.

2022 RSUs and PSUs
In February 2022, our named executive officers received grants of the following number of RSUs and PSUs:

Executive Officer	RSUs	PSUs (Target)
John Pagliuca	229,991	229,990
Tim O’Brien	105,796	105,795
Michael Adler	68,997	68,997

The RSUs vested 25% on February 15, 2023 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15, subject to continued service through each applicable date.

The PSUs were eligible to convert to RSUs at up to 150% of the target number of PSUs based upon achievement of performance goals tied to our level of achievement of Exit ARR and Adjusted EBITDA for fiscal 2022, with one-third of such award vesting upon determination of the applicable level of achievement by our compensation committee and the remaining two thirds vesting in equal installments on each of February 15, 2024 and February 15, 2025, subject to continued service through each applicable date. At the time of determination, the compensation committee used its discretion to weight Exit ARR and Adjusted EBITDA evenly, primarily to take into account the company’s response to changes in the macroeconomic environment subsequent to the grant of PSUs in February 2022. Based upon N-able’s achieved Exit ARR of $408.3 million and Adjusted EBITDA of $123.7 million for fiscal 2022, the PSUs were converted to RSUs at 85%, with one third vesting upon determination and the remaining two thirds vesting in equal installments on each of February 15, 2024 and February 15, 2025, subject to continued service through each applicable date. The remaining 15% was cancelled.
SolarWinds 2018 Equity Incentive Plan
SolarWinds utilized long-term equity-based incentives under its 2018 Equity Incentive Plan, or 2018 SolarWinds Plan. Following the completion of the distribution certain of the equity-based incentives granted to our named executive officers the under the 2018 SolarWinds Plan were assumed by us under our 2021 Plan (as defined below).
N-able 2021 Equity Incentive Plan
N-able also utilizes long-term equity-based incentives under its 2021 Equity Incentive Plan, or 2021 Plan. We believe that equity incentive awards provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making; help balance the short-term orientation of our annual incentive bonus program; create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and further our goal of executive retention. We primarily grant equity incentive awards in the form of restricted stock units and performance stock units. Restricted stock units granted to employees upon joining N-able generally vest in four equal installments over four years, subject to continued service through each applicable vesting date. Subsequent restricted stock units, typically granted annually, generally vest 25% on the first anniversary of the applicable vesting start date, with the remainder vesting in equal quarterly installments over the following 12 quarters, subject to their continued service through each applicable vesting date. Performance stock units generally vest over three years, subject to the achievement of specified performance criteria and their continued service through each applicable vesting date. Generally, our executive officers receive one half of their total equity compensation in restricted stock units and the other half in performance stock units.
Other Compensation Elements
Our named executive officers were eligible to participate in SolarWinds’ standard employee benefit plans through the completion of the separation and distribution and in N-able’s standard employee benefit plans thereafter, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly-situated employees. Each of SolarWinds and N-able currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. For more information, see “—Benefit Plans—401(k) Plan.” Upon the completion of the separation and the distribution, we adopted our own standard employee benefit plans including 401(k) retirement savings plan, medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other employee benefit or insurance plans.

Outstanding Equity Awards at December 31, 2022
The following table sets forth information regarding outstanding stock awards held by our named executive officers at December 31, 2022, all of which are denominated in shares of N-able common stock.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(2)
John Pagliuca	54,020(4)	555,326
	37,131(5)	381,707
	193,343(6)	1,987,566
	229,991(7)	2,364,307
	191,567(8)	1,969,309	56,371(9)	579,494
			229,990(10)	2,364,297
Tim O’Brien	7,204(4)	74,057
	6,753(5)	69,421
	77,337(6)	795,024
	105,796(7)	1,087,583
	76,627(8)	787,726	22,549(9)	231,804
			105,795(10)	1,087,573
Michael Adler	68,744(11)	706,688
	68,997(7)	709,289
	51,084(8)	525,144	15,033(9)	154,539
			68,997(10)	709,289
_______________
(1)The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards or RSU awards subject to time-based vesting conditions, including awards granted assumed by us in connection with the separation and distribution and awards granted by us under the 2021 Plan.
(2)These amounts were calculated as the product of the closing price of N-able’s common stock on December 30, 2022 (the last market trading day in 2022), which was $10.28, and the number of shares pursuant to the applicable award.
(3)The stock awards reported in this column represent the unvested portion of outstanding awards subject to performance-based vesting conditions or PSU awards.
(4)Represents the unvested portion RSUs that vest in equal annual installments over three years on each anniversary of each of February 15, 2020, subject to continued service through each applicable vesting date.
(5)Represents the unvested portion of RSUs that vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15, subject to continued service through each applicable date.
(6)Represents the unvested portion of RSUs that vest 25% on the anniversary of February 15, 2021 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15, subject to continued service through each applicable date.
(7)Represents RSUs that vest 25% on February 15, 2023 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15, subject to continued service through each applicable date.
(8)Represents the portion of a PSU award that was converted to an RSU upon the achievement of the performance criteria for fiscal year 2021, with one-third of such RSU vesting upon determination of such achievement level by our compensation committee and the remaining two thirds vesting in equal installments on each of February 15, 2023 and February 15, 2024.
(9)Represents the catch-up portion of a PSU award. A maximum of 150% of such shares may convert to an RSU with time-based vesting upon the achievement of the performance criteria for fiscal year 2022, with two-thirds of such RSU vesting upon determination of such achievement level by our compensation committee and the remaining one third vesting on February 15, 2024.
(10)A maximum of 150% of such shares may convert to an RSU with time-based vesting upon the achievement of the performance criteria for fiscal year 2022, with one-third of such RSU vesting upon determination of such achievement level by our compensation committee and the remaining two thirds vesting in equal installments on each of February 15, 2024 and February 15, 2025.
(11)Represents the unvested portion of RSUs that vest 25% on the anniversary of May 15, 2021 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15, subject to continued service through each applicable date.

Compensatory Arrangements for Certain Executive Officers
The following descriptions of the terms of the employment agreements with each of Mr. Pagliuca, Mr. O’Brien and Mr. Adler are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our 2022 Annual Report.
John Pagliuca entered into an employment agreement with N-able Technologies, Inc. (“N-able Technologies”) as the President and Chief Executive Officer effective as of July 19, 2021, the date of the separation and distribution. This employment agreement has no specific term and constitutes at-will employment. Under the employment agreement, Mr. Pagliuca's base salary will be reviewed annually and is subject to change from time to time by the Board in its discretion. Mr. Pagliuca is also eligible to receive an annual bonus based upon the achievement of business metrics established by the Board and individual performance factors mutually determined by Mr. Pagliuca and the Board. Mr. Pagliuca’s initial target bonus was 100% of base salary, up to a maximum of 150% for the overachievement of such metrics and performance factors, and is subject to review and change from time to time by the Board in its discretion. Mr. Pagliuca is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Technologies. Mr. Pagliuca is eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of his duties and responsibilities for N-able Technologies.
Pursuant to the employment agreement, in the event that Mr. Pagliuca’s employment is terminated by N-able Technologies without Cause, as such term is defined in the employment agreement (and other than due to Mr. Pagliuca’s death or disability), or as a result of a Constructive Termination, as such term is defined in the employment agreement, and not during the 12-month period after a Change of Control, N-able Technologies is obligated to (i) pay Mr. Pagliuca a lump-sum cash severance payment equivalent to 18 months of his then-current base salary, (ii) subject to determination by the Board that the performance objectives for the year in which termination occurs are reasonably likely to be satisfied at the time the notice of termination is given and based upon the level at which the Board determines that the performance objectives are reasonably likely to be satisfied, pay to Mr. Pagliuca an amount equal to the prorated earned but unpaid annual bonus, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Pagliuca and Mr. Pagliuca’s dependents for 18 months, and (iv) accelerate the time-vesting of Mr. Pagliuca’s outstanding performance stock units for which the performance-vesting condition has been satisfied prior to termination. Moreover, if Mr. Pagliuca’s employment is terminated by N-able Technologies without Cause (and other than due to Mr. Pagliuca’s death or disability) or as a result of a Constructive Termination during the 12-month period after a Change of Control, N-able Technologies is obligated to (i) pay Mr. Pagliuca a lump-sum cash severance payment equivalent to 18 months of his then-current base salary, (ii) pay to Mr. Pagliuca an amount equal to 100% of his annual target bonus, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Pagliuca and Mr. Pagliuca’s dependents for 18 months, and (iv) fully accelerate the vesting of Mr. Pagliuca’s outstanding equity awards. These severance benefits are contingent on Mr. Pagliuca’s general release of claims against N-able Technologies and subject to Mr. Pagliuca’s compliance with certain confidentiality and restricted activity obligations.
Tim O’Brien entered into an employment agreement with N-able Technologies as the Executive Vice President and Chief Financial Officer effective as of July 19, 2021, the date of the separation and distribution. This employment agreement has no specific term and constitutes at-will employment. Under the employment agreement, Mr. O’Brien’s base salary will be reviewed annually and is subject to change from time to time by N-able Technologies in its discretion. Mr. O’Brien is also eligible to receive an annual bonus based upon the achievement of business metrics established by the Board and individual performance factors mutually determined by Mr. O’Brien and his manager. Mr. O’Brien’s initial target bonus was 80% of base salary and is subject to review and change from time to time by N-able Technologies in its discretion. Mr. O’Brien is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Technologies. Mr. O’Brien will be eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of his duties and responsibilities for N-able Technologies.
Pursuant to the employment agreement, in the event that Mr. O’Brien’s employment is terminated by N-able Technologies without Cause, as such term is defined in the employment agreement (and other than due to Mr. O’Brien’s death or disability), and not during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. O’Brien a lump-sum cash severance payment equivalent to 12 months of his then-current base salary, (ii) pay to Mr. O’Brien an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, and (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. O’Brien and Mr. O’Brien’s dependents for 12 months. Moreover, if Mr. O’Brien’s employment is terminated by N-able Technologies without Cause (and other than due to Mr. O’Brien’s death or disability) or as a result of a Constructive Termination, as such term is defined in the employment agreement, during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. O’Brien a lump-sum cash severance payment equivalent to 18 months of his then-current base salary, (ii) pay to Mr. O’Brien an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. O’Brien and Mr. O’Brien’s dependents for 12 months, and (iv) fully accelerate the vesting of Mr. O’Brien’s outstanding equity awards. These severance benefits are contingent on Mr. O’Brien’s general release of claims against N-able Technologies and subject to Mr. O’Brien’s compliance with certain confidentiality and restricted activity obligations.
Michael Adler entered into an employment agreement with N-able Technologies as the Executive Vice President and Chief Technology and Product Officer effective as of February 9, 2021, with a start date of March 22, 2021. This employment agreement has no specific term and constitutes at-will employment. Under the employment agreement, Mr. Adler’s base salary will be reviewed annually and is subject to change from time to time by N-able Technologies in its discretion, provided that N-able Technologies will not unilaterally reduce Mr. Adler’s gross base salary by more than 15% unless N-able Technologies also decreases the base salary of other similarly-situated employees by the same percentage. Mr. Adler is also eligible to receive an annual bonus based upon the achievement of business metrics established by the Board and individual performance factors mutually determined by Mr. Adler and his manager. Mr. Adler’s initial target bonus was 80% of base salary and is subject to review and change from time to time by N-able Technologies in its discretion, and was not subject to proration in 2021. Mr. Adler is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Technologies. Mr. Adler will be eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of his duties and responsibilities for N-able Technologies.
Pursuant to the employment agreement, in the event that Mr. Adler’s employment is terminated by N-able Technologies without Cause, as such term is defined in the employment agreement (and other than due to Mr. Adler’s death or disability), and not during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. Adler a lump-sum cash severance payment equivalent to 12 months of his then-current base salary, (ii) pay to Mr. Adler an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, and (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Adler and Mr. Adler’s dependents for 12 months. Moreover, if Mr. Adler’s employment is terminated by N-able Technologies without Cause (and other than due to Mr. Adler’s death or disability) or as a result of a Constructive Termination, as such term is defined in the employment agreement, during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. Adler a lump-sum cash severance payment equivalent to 18 months of his then-current base salary, (ii) pay to Mr. Adler an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Adler and Mr. Adler’s dependents for 12 months, and (iv) fully accelerate the vesting of Mr. Adler’s outstanding equity awards. These severance benefits are contingent on Mr. Adler’s general release of claims against N-able Technologies and subject to Mr. Adler’s compliance with certain confidentiality and restricted activity obligations.
Prohibition on Hedging and Pledging of Company Stock
Our insider trading policy prohibits all employees (including our named executive officers) and the members of our board of directors from engaging in transactions to hedge their economic exposure to N-able stock, including engaging in, trading in or writing options; buying puts, calls or other derivative securities; or engaging in short selling or similar types of transactions. Furthermore, our insider trading policy prohibits all employees (including our named executive officers) and the members of our board of directors from holding Company securities in margin accounts or pledging company securities as collateral for a loan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Sponsors as Our Controlling Stockholders
As of March 31, 2023, the Sponsors collectively held approximately 111,564,512 shares of N‑able common stock, representing approximately 61.3% of voting power. For as long as the Sponsors continue to control more than 50% of the outstanding shares of N-able common stock, the Sponsors may direct the election of all the members of our board of directors. Similarly, the Sponsors have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, have the power to prevent a change in control of us and have the power to take certain other actions that might be favorable to the Sponsors. In addition, pursuant to the terms of the stockholders’ agreement with the Sponsors, we will reimburse the Sponsors and certain of their affiliates for certain out-of-pocket costs and expenses incurred in connection with the separation and distribution, certain advisory services and their ownership of N-able stock.
Stockholders’ Agreement
We have entered into a stockholders’ agreement with the Sponsors, as well as other investors named therein (the “co-investors”), in connection with the separation and distribution The stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement contains provisions related to the composition of our board of directors and its committees, which are discussed under “Corporate Governance—Board of Directors” and “Corporate Governance—Committees of our Board,” and provides that we are obligated to reimburse the Sponsors and certain of their affiliates for certain out-of-pocket costs and expenses incurred in connection with the separation and distribution, certain advisory services and their ownership of N-able stock. On December 13, 2021, we and the Sponsors amended the stockholders’ agreement to adjust certain stock ownership thresholds applicable to the rights of the Sponsors and to remove the co-investors as parties thereto.
Voting Agreement
Under the stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the board of directors complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our board of directors and its committees, which are discussed under “Corporate Governance—Board of Directors” and “Corporate Governance—Committees of our Board.”
Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our restated charter, our restated bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of outstanding shares of N‑able common stock immediately following the consummation of the distribution, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our board of directors. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $150 million;
•incurring indebtedness in an aggregate principal amount in excess of $150 million;
•initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;
•increasing or decreasing the size of our board of directors; and
•terminating the employment of our chief executive officer or hiring a new chief executive officer.
Transfer Restrictions
Under the stockholders’ agreement, our management is also subject to customary transfer restrictions which require compliance with the terms of the stockholders’ agreement, the Securities Act and any applicable state securities laws.
Indemnification
Under the stockholders’ agreement, we agreed, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement contains a covenant that requires our restated charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the Silver Lake Directors and the Thoma

Bravo Directors to the maximum extent permitted by Section 122(17) of the DGCL. See “Risk Factors—After the separation from SolarWinds, the Sponsors will have a controlling influence over matters requiring stockholder approval.”
Grants of Equity Awards
We have granted equity awards to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see “Executive Compensation.”
Employment Agreements
See “Executive Compensation” for information on compensation and employment arrangements with our named executive officers.
Registration Rights Agreement
We have entered into a registration rights agreement with the Sponsors with customary representations, warranties and covenants, pursuant to which we have granted the Sponsors and their affiliates certain registration rights with respect to N-able common stock owned by them. In addition, in connection with the Private Placement, we have granted registration rights to the Investors with respect to the shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. We have filed a registration statement on Form S-1 in fulfillment of such obligation.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will consider, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:
•    for any breach of a duty of loyalty to us or our stockholders;
•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    for any transaction from which the director derived an improper benefit; or
•    for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.

The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2023 by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 31, 2023, as well as shares issuable upon the vesting of restricted stock units held by the respective person or group that will vest within 60 days after March 31, 2023. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 31, 2023 and restricted stock units that will vest within 60 days after March 31, 2023 are included for that person or group (but the stock options or restricted stock units of any other person or group are not included). For each person and group included in the table, percentage ownership is based on 182,037,721 shares of our common stock outstanding as of March 31, 2023.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
Entities affiliated with Silver Lake(1)	61,473,869	33.8%
Thoma Bravo Funds(2)	50,090,643	27.5%
Canada Pension Plan Investment Board(3)	17,792,873	9.8%
Directors and Executive Officers
Mike Bingle(4)	46,644	*
William Bock(4)	47,929	*
Ann Johnson(4)	26,820	*
Darryl Lewis(4)	27,586	*
Cam McMartin(4)	27,586	*
Michael Widmann(4)	37,384	*
John Pagliuca(5)	561,767	*
Tim O’Brien(6)	195,336	*
Michael Adler(7)	109,166	*
All directors and executive officers as a group (12 persons)(8)	1,518,616	*
_______________
*Less than 1%
(1)Consists of 43,338,406 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 712,320 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 17,323,318 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 99,825 shares of common stock held directly by SLTA IV. Silver Lake Group, L.L.C. is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(2)Includes 16,333,201 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 8,202,937 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 8,079,625 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 7,145,401 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 360,326 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 79,070 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 70,260 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 6,610,607 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 3,209,216 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-A, L.P. Thoma Bravo is the ultimate general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, L.P., 110 N. Wacker Drive, 32nd Floor, Chicago, Illinois 60606.
(3)Investment and voting power with regard to these shares rests with Canada Pension Plan Investment Board (“CPP Investments”). None of the members of the board of directors of CPP Investments has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPP Investments. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(4)Includes 18,255 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of March 31, 2023.

(5)Includes 43,282 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of March 31, 2023.
(6)Includes 16,555 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of March 31, 2023.
(7)Includes 27,227 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of March 31, 2023.
(8)Includes 242,197 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of March 31, 2023.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022 about our common stock that may be issued under the Company's equity incentive plans, including the 2021 N-able, Inc. Equity Incentive Plan, or 2021 Plan and the 2021 N-able, Inc. Employee Stock Purchase Plan, or ESPP.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,358,262	(1)	$0.97	(2)	13,682,443	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	7,358,262		$0.97		13,682,443
______________
(1)Includes 125,841 shares subject to outstanding options, 5,745,906 shares subject to RSUs and 1,486,515 shares subject to PSUs. Excludes restricted stock, whether vested or unvested. All outstanding awards were granted under the 2021 Plan, including awards relating to SolarWinds common stock that were converted into awards relating to our common stock in connection with the completion of the separation and distribution.
(2)RSUs and PSUs, which do not have an exercise price, are excluded from the calculation of weighted average exercise price.
(3)As of December 31, 2022, an aggregate of (i) 13,574,211 shares of common stock were available for issuance under the 2021 Plan and (ii) 2,358,012 shares of common stock were available for issuance under the ESPP.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement, and posted on our website with this proxy statement, is our 2022 Annual Report. A copy of our 2022 Annual Report, as filed with the SEC, is available free of charge on the “Financials” portion of our website at investors.n-able.com.
The Board of Directors of N-able, Inc.
Burlington, Massachusetts
April 12, 2023

N-ABLE, INC.
30 CORPORATE DRIVE, SUITE 400
BURLINGTON, MA 01803

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NABL2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Michael Bingle   02) Darryl Lewis   03) Cam McMartin

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000603324_1   R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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N-ABLE, INC.
Annual Meeting of Shareholders
May 24, 2023 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John Pagliuca, Tim O'Brien and Peter C. Anastos, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of N-ABLE, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/NABL2023 at 09:00 AM, EDT on May 24, 2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000603324_2 R1.0.0.6